Calculation of Filing Fee Tables
S-8
Avidia Bancorp, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.01 par value per share	Other	4,920,964	$ 10.00	$ 49,209,640.00	0.0001531	$ 7,534.00
2	Other	Participation Interests	Other				0.0001531	$ 0.00
Total Offering Amounts:						$ 49,209,640.00		$ 7,534.00
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 7,534.00
Offering Note
[1]	This registration statement relates to 4,920,964 shares of common stock of Avidia Bancorp, Inc. that may be purchased with employee contributions to the 401(k) Plan as Adopted by Avidia Bank (the "Plan"). The Proposed Maximum Offering Price per unit is determined pursuant 17 C.F.R. Sections 230.457(h)(1) and 230.457(c) of the Securities Act.

[2]	Pursuant to 17 C.F.R. Section 230.416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate amount of participation interests to be offered or sold pursuant to the Plan. Pursuant to 17 C.F.R. Section 230.457(h)(2) of the Securities Act, no registration fee is required to be paid.